Exhibit 3.1
AMENDED AND RESTATED BY-LAWS
OF
CONMED CORPORATION
(Formed under the New York Business Corporation Law)
As adopted by the Board of Directors Effective
April 29, 2011

ARTICLE I

Shareholders

Section 1.1.   Annual Meeting.  A meeting of shareholders shall be held annually for the election of directors and the transaction of other business on such date as may be designated by the Board of Directors from time to time.

Section 1.2.  Special Meetings.  Special meetings of the shareholders may be called by the Board of Directors, the Chairman of the Board, if any, or the President.

Section 1.3.  Place of Meetings.  Meetings of shareholders shall be held at such place, within or without the State of New York, as may be fixed by the Board of Directors.  If no place is so fixed, such meetings shall be held at the principal office of the Corporation in the State of New York.

Section 1.4.  Notice of Meetings.  Written notice of each meeting of shareholders shall be given stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called.  Notice of a special meeting of shareholders shall indicate that it is being issued by or at the direction of the person or persons calling the meeting.

If, at any meeting of shareholders, action is proposed to be taken which would, if taken, entitle objecting shareholders to receive payment for their shares, the notice of such meeting shall include a statement of that purpose and to that effect.

A copy of the notice of each meeting of shareholders shall be given, personally or by first class mail, not less than ten nor more than fifty days before the date of the meeting, to each shareholder entitled to vote at meeting.  If mailed, such notice shall be deemed given when deposited in the United States mail, with postage thereon prepaid, directed to the shareholder at his address as it appears on the record of shareholders, or, if he shall have filed with the Secretary of the Corporation a written request that notices to him be mailed to some other address, then directed to him at such other address.

When a meeting of shareholders is adjourned to another time or place, it shall not be necessary to give any notice of the adjourned meeting if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken, and at the adjourned meeting any business may be transacted that might have been transacted on the original date of the meeting.  However, if after the adjournment the Board of Directors fixes a new record date for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record on the new record date entitled to notice under the preceding paragraphs of this Section 1.4.

Section 1.5.  Waiver of Notice.  Notice of meeting need not be given to any shareholder who submits a signed waiver of notice, in person or by proxy, whether before or after the meeting.  The attendance of any shareholder at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, shall constitute a waiver of notice by him.

Section 1.6.  Inspectors.  Voting at meetings of shareholders need not be conducted by inspectors unless a shareholder present in person or by proxy and entitled to vote at such meeting so requests.  The Board of Directors, in advance of any shareholders’ meeting, may appoint one or more inspectors to act at the meeting or any adjournment thereof.  If inspectors are not so appointed, the person presiding at a shareholders’ meeting may, and on the request of any shareholder entitled to vote thereat shall, appoint two inspectors.

In case any person appointed fails to appear or act, the vacancy may be filled by appointment made by the Board in advance of the meeting or at the meeting by the person presiding thereat.  Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability.

The inspectors shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all shareholders.  On request of the person presiding at the meeting or any shareholder entitled to vote thereat, the inspectors shall make a report in writing of any challenge, question or matter determined by them and execute a certificate of any fact found by them.

Section 1.7.  List of Shareholders at Meetings.  A list of shareholders as of the record date, certified by the Secretary or any Assistant Secretary or by a transfer agent, shall be produced at any meeting of shareholders upon the request thereat or prior thereto of any shareholder.  If the right to vote at any meeting is challenged, the inspectors, or person presiding thereat, shall require such list of shareholders to be produced as evidence of the right of the persons challenged to vote at such meeting, and all persons who appear from such list to be shareholders entitled to vote thereat may vote at such meeting.

Section 1.8.   Qualification of Voters.  Every shareholder of record shall be entitled at every meeting of shareholders to one vote for every share standing in his name on the record of shareholders, unless otherwise provided in the certificate of incorporation.

Treasury shares as of the record date and shares held as of the record date by another domestic or foreign corporation of any type or kind, if a majority of the shares entitled to vote in the election of directors of such other corporation is held as of the record date by the Corporation, shall not be shares entitled to vote or to be counted in determining the total number of outstanding shares.

Shares held by an administrator, executor, guardian, conservator, committee or other fiduciary, except a trustee, may be voted by him or it, either in person or by proxy, without transfer of such shares into his or its name.

Shares held by a trustee may be voted by him or it, either in person or by proxy, only after the shares have been transferred into his or its name as trustee or into the name of his or its nominee.

Shares standing in the name of another domestic or foreign corporation of any type or kind may be voted by such officer, agent or proxy as the by-laws of such corporation may provide, or, in the absence of such provision, as the board of directors of such corporation may determine.

A shareholder shall not sell his vote or issue a proxy to vote to any person for any sum of money or anything of value except as permitted by law.

Section 1.9.  Quorum of Shareholders.  The holders of a majority of the shares entitled to vote thereat shall constitute a quorum at the meeting of shareholders for the transaction of any business, provided that when a specified item of business is required to be voted on by a class or series, voting as a class, the holders of a majority of the shares of such class or series shall constitute a quorum for the transaction of such specified items of business.

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.

The shareholders present in person or by proxy and entitled to vote may, by a majority of the votes cast, adjourn the meeting despite the absence of a quorum.

Section 1.10.  Proxies.  Every shareholder entitled to vote at a meeting of shareholders or to express consent or dissent without a meeting may authorize another person or persons to act for him by proxy.

Every proxy must be signed by the shareholder or his attorney-in-fact.  No proxy shall be valid after the expiration of eleven months from the date thereof unless otherwise provided in the proxy.  Every proxy shall be revocable at the pleasure of the shareholder executing it, except as otherwise provided by law.

The authority of the holder of a proxy to act shall not be revoked by the incompetence or death of the shareholder who executed the proxy, unless, before the authority is exercised, written notice of an adjudication of such incompetence or of such death is received by the Secretary or any Assistant Secretary.

Section 1.11.  Vote or Consent of Shareholders. Directors shall, except as otherwise required by law or by the certificate of incorporation, be elected by a plurality of the votes cast at a meeting of the shareholders by the holders of shares entitled to vote in the election.

Whenever any corporate action, other than the election of directors, is to be taken by vote of the shareholders, it shall, except as otherwise required by law or by the certificate of incorporation, be authorized by a majority of the votes cast at the meeting of shareholders by the holders of shares entitled to vote thereon.

Whenever shareholders are required or permitted to take any action by vote, such action may be taken without a meeting or written consent, setting forth the action so taken, signed by the holders of all outstanding shares entitled to vote thereon.  Written consent thus given by the holders of all outstanding shares entitled to vote shall have the same effect as a unanimous vote of shareholders.

Section 1.12.  Fixing Record Date.  For the purpose of determining the shareholders entitled to notice of or to vote any meeting of shareholders or any adjournment thereof, or to express consent to or dissent from any proposal without a meeting, or for the purpose of determining shareholders entitled to receive payment of any dividend or the allotment of any rights, or for the purpose of any other action, the Board of Directors may fix, in advance, a date as the record date for any such determination of shareholders.  Such date shall neither be more than fifty nor less than ten days before the date of such meeting, nor more than fifty days prior to any other action.

If no record date is fixed:   (1) the record date for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given, or if no notice is given, the day on which the meeting is held; and (2) the record date for determining shareholders for any other purpose shall be at the close of business on the day on which the resolution of the Board of Directors relating thereto is adopted.

When a determination of shareholders of record entitled to notice of or to vote at any meeting of shareholders has been made as provided in this Section, such determination shall apply to any adjournment thereof, unless the Board of Directors fixes a new record date for the adjourned meeting.

Section 1.13.  Actions to be Taken at an Annual Meeting of Shareholders.  No business shall be transacted at an annual meeting of shareholders, except such business as shall be (a) specified in the notice of meeting given as provided in Section 1.4, (b) otherwise brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise brought before the meeting by a shareholder of record of the Corporation entitled to vote at the meeting in compliance with the procedure set forth in this Section 1.13.  For business to be brought before an annual meeting by a shareholder pursuant to (c) above, written notice by the shareholder must be addressed and delivered to the Corporation, or mailed to the Corporation, postage prepaid, and received, at the principal executive offices of the Corporation not less than sixty days nor more than ninety days prior to the meeting; provided, however, that in the event that less than seventy days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, such notice by the shareholder must be so delivered or received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting or such public disclosure was made.  Notice of actions to be brought before the annual meeting pursuant to (c) above shall set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for bringing such business before the annual meeting,  and (b) as to the shareholder giving the notice, (i) whether the shareholder is providing the notice at the request of a beneficial holder of shares, whether the shareholder, any such beneficial holder or any nominee has any agreement, arrangement or understanding with, or has received any financial assistance, funding or other consideration from, any other person with respect to the investment by the shareholder or such beneficial holder in the Corporation or the matter the notice relates to, and the details thereof, including the name of such other person (the shareholder, any beneficial holder on whose behalf the notice is being delivered, any nominees listed in the notice and any persons with whom such agreement, arrangement or understanding exists or from whom such assistance has been obtained are hereinafter collectively referred to as “Interested Persons”), (ii) the name and address of all Interested Persons, (iii) a complete listing of the record and beneficial ownership positions (including number or amount) of all equity securities and debt instruments, whether held in the form of loans or capital market instruments, of the Corporation or any of its subsidiaries held by all Interested Persons, (iv) whether and the extent to which any hedging, derivative or other transaction is in place or has been entered into within the prior six months preceding the date of delivery of the notice by or for the benefit of any Interested Person with respect to the Corporation or its subsidiaries or any of their respective securities, debt instruments or credit ratings, the effect or intent of which transaction is to give rise to gain or loss as a result of changes in the trading price of such securities or debt instruments or changes in the credit ratings for the Corporation, its subsidiaries or any of their respective securities or debt instruments (or, more generally, changes in the perceived creditworthiness of the Corporation or its subsidiaries), or to increase or decrease the voting power of such Interested Person, and if so, a summary of the material terms thereof, and (v) a representation that the shareholder is a holder of record of stock of the Corporation that would be entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the matter set forth in the notice.  As used herein, “beneficially owned” has the meaning provided in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934.  The notice shall be updated not later than 10 days after the record date for the determination of shareholders entitled to vote at the meeting to provide any material changes in the foregoing information as of the record date.

           Notwithstanding anything in these by-laws to the contrary, no business shall be conducted at an annual meeting except in accordance with the provisions set forth in this Section 1.13.  The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that any business was not properly brought before the meeting in accordance with the provisions prescribed by these by-laws and, if he should so determine, he shall so declare to the meeting and, to the extent permitted by law, any such business not so properly brought before the meeting shall not be transacted.

ARTICLE II

Board of Directors

Section 2.1.  Power of Board and Qualification of Directors.  The business of the Corporation shall be managed under the direction of the Board of Directors.  Each director shall be at least eighteen years of age.

Section 2.2.  Number of Directors.  The number of directors constituting the entire Board of Directors shall be the number, not less than three, fixed from time to time by a majority of the total number of directors which the Corporation would have, prior to any increase or decrease, if there were no vacancies, provided that no decrease shall shorten the term of any incumbent director.

Until otherwise fixed by the directors, the number directors constituting the entire Board shall be four.

Section 2.3.  Election and Term of Directors.  At each annual meeting of shareholders, directors shall be elected to hold office until the next annual meeting and until their successors have been elected and qualified.

Section 2.4.   Quorum of Directors and Action by the Board.  Unless a greater proportion is required by law or by the certificate of incorporation, one-half of the entire Board of Directors shall constitute a quorum for the transaction of business or of any specified item of business.  Except where otherwise provided by law or in the certificate of incorporation or these by-laws, the vote of a majority of the directors present at a meeting at the time of such vote, if a quorum is then present, shall be the act of the Board.

Any action required or permitted to be taken by the Board of Directors may be taken without a meeting if all members of the Board consent in writing to the adoption of a resolution authorizing the action.  The resolution and the written consents by the members of the Board shall be filed with the minutes of the proceedings of the Board.

Except as otherwise provided by law, all corporate action to be taken by the Board of Directors shall be taken at a meeting of the Board or by unanimous written consent.  Any one or more members of the Board of Directors may participate in a meeting of the Board by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time, and participation by such means shall constitute presence in person at such meeting.

Section 2.5.  Meetings of the Board.  An annual meeting of the Board of Directors shall be held in each year as soon as practicable after the annual meeting of shareholders.  Regular meetings of the Board shall be held at such times as may be fixed by the Board.  Special meetings of the Board may be held at any time whenever called by the Chairman of the Board, if any, the President or any two directors.

Meetings of the Board of Directors shall be held at such places within or without the State of New York as may be fixed by the Board for annual and regular meetings and in the notice of meeting for special meetings.

No notice need be given of annual or regular meetings of the Board of Directors.  Notice of each special meeting of the Board shall be given to each director either by mail not later than noon, New York time, on the third day prior to the meeting or by telegram, by written message or orally to the director not later than noon, New York time, on the day prior to the meeting.  Notices shall be deemed to have been given by mail when deposited in the United States mail, by telegram at the time of filing, and by messenger at the time of delivery by the messenger.  Notices by mail, telegram or messenger shall be sent to each director at the address designated by him for that purpose, or, if none has been so designated, at his last known residence or business address.

Notice of a meeting of the Board of Directors need not be given to any director who submits a signed waiver of notice whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to him.

A notice or waiver of notice need not specify the purpose of any meeting of the Board of Directors.

A majority of the directors present, whether or not a quorum is present, may adjourn any meeting to another time and place.  Notice of any adjournment of a meeting to another time or place shall be given in the manner described above to the directors who were not present at the time of the adjournment and, unless such time and place are announced at the meeting, to the other directors.

Section 2.6.  Resignation.  Any director of the Corporation may resign at any time by giving written notice to the Board of Directors or to the Chairman of the Board, if any, or the President or the Secretary of the Corporation.  Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective.

Section 2.7.  Removal of Directors.  Directors shall be subject to removal only for cause, by action of the Board of Directors  or a vote of the shareholders.

Section 2.8. Newly Created Directorships and Vacancies.  Newly created directorships resulting from an increase in the number of directors and vacancies occurring in the Board of Directors for any reason except the removal of directors by the shareholders may be filled by vote of the Board.  If the number of directors then in office is less than a quorum, such newly created directorships and vacancies may be filled by vote of a majority of the directors then in office.  Vacancies occurring by reason of the removal of directors by the shareholders shall be filled by vote of the shareholders.  A director elected to fill a vacancy, unless elected by the shareholders, shall hold office until the next meeting of shareholders at which the election of directors is in the regular order of business, and until his successor has been elected and qualified.

Section 2.9.  Compensation of Directors.  The Board of Directors shall have authority to fix the compensation of directors for services in any capacity.

Section 2.10.   Nominations for Elections of Directors.  Subject to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, only persons who are nominated in accordance with the provisions set forth in this Section 2.10 shall be eligible to be elected as directors at an annual or special meeting of shareholders.  Nominations of persons for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors, or by any shareholder entitled to vote in the election of directors generally if written notice of such shareholder’s intent to make such nomination or nominations has been addressed and delivered to the Corporation, or mailed to the Corporation, postage prepaid, at the principal executive offices of the Corporation not later than (i) with respect to an election to be held at an annual meeting of shareholders, sixty nor more than ninety days prior to such meeting, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders; provided, however, that in the event that less than seventy days’ notice or prior public disclosure of the date of an annual meeting is given or made to shareholders, such notice by the shareholder must be so delivered and received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting or such public disclosure was made.  Each such shareholder notice to the Corporation shall set forth:  (i) the information regarding each nominee required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission (or the corresponding provisions of any successor regulation), (ii) each nominee’s signed consent to serve as a director of the Corporation if elected, and (iii) whether each nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K (or the corresponding provisions of any successor regulation), and (b) as to the shareholder giving the notice, (i) whether the shareholder is providing the notice at the request of a beneficial holder of shares, whether the shareholder, any such beneficial holder or any nominee has any agreement, arrangement or understanding with, or has received any financial assistance, funding or other consideration from, any other Interested Person with respect to the investment by the shareholder or such beneficial holder in the Corporation, including the name of such other Interested Person, (ii) the name and address of all Interested Persons, (iii) a complete listing of the record and beneficial ownership positions (including number or amount) of all equity securities and debt instruments, whether held in the form of loans or capital market instruments, of the Corporation or any of its subsidiaries held by all Interested Persons, (iv) whether and the extent to which any hedging, derivative or other transaction is in place or has been entered into within the prior six months preceding the date of delivery of the notice by or for the benefit of any Interested Person with respect to the Corporation or its subsidiaries or any of their respective securities, debt instruments or credit ratings, the effect or intent of which transaction is to give rise to gain or loss as a result of changes in the trading price of such securities or debt instruments or changes in the credit ratings for the Corporation, its subsidiaries or any of their respective securities or debt instruments (or, more generally, changes in the perceived creditworthiness of the Corporation or its subsidiaries), or to increase or decrease the voting power of such Interested Person, and if so, a summary of the material terms thereof, and (v) a representation that the shareholder is a holder of record of stock of the Corporation that would be entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the matter set forth in the notice.

As used herein, “beneficially owned” has the meaning provided in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934.  The notice shall be updated not later than 10 days after the record date for the determination of shareholders entitled to vote at the meeting to provide any material changes in the foregoing information as of the record date.  The Corporation may also require any proposed nominee to furnish such other information, including completion of the Corporation’s directors questionnaire, as it may reasonably require determining whether the nominee would be considered “independent” as a director or as a member of a committee of the Board of Directors under the various rules and standards applicable to the Corporation.  At the request of the Board, any person nominated by the Board for election as a director shall furnish to the Secretary that information required to be set forth in a shareholder’s notice of nomination which pertains to the nominee. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the provisions prescribed by these by-laws and, if he should so determine, he shall so declare to the meeting that the defective nomination shall be disregarded.

ARTICLE III

Executive and Other Committees

Section 3.1.  Executive and Other Committees of Directors. The Board of Directors, by resolution adopted by a majority of the entire Board, may designate from among its members an executive committee and other committees, each consisting of three or more directors, and each of which, to the extent provided in the resolution, shall have all the authority of the Board, except that no such committee shall have authority as to the following matters:

(1)	The submission to shareholders of any action that needs shareholders’ approval;

(2)	The filling of vacancies in the Board or in any committee thereof;

(3)	The fixing of compensation of the directors for serving on the Board or on any committee thereof;

(4)	The amendment or repeal of the bylaws, or the adoption of new by-laws;

(5)	The amendment or repeal of any resolution of the Board which, by its terms, shall not be so amendable or repealable; or

(6)	The removal or indemnification of directors.

        The Board of Directors may designate one or more directors as alternate members of any such committee, who may replace any absent member or members at any meeting of such committee.

Unless the Board of Directors otherwise provides, each committee designated by the Board may adopt, amend and repeal rules for the conduct of its business. In the absence of a provision by the Board of Directors or a provision in the rules of such committee to the contrary, a majority of the entire authorized number of members of such committee shall constitute a quorum for the transaction of business, the vote of a majority of the members present at a meeting at the time of such vote if a quorum is then present or the unanimous written consent of all members thereof shall be the act of such committee, any one or more members of such committee may participate in a meeting of such committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time and participation by such means shall constitute presence in person at such meeting, and in other respects each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these by-laws.

Each such committee shall serve at the pleasure of the Board of Directors.

ARTICLE IV

Officers

Section 4.1.  Officers. As soon as practicable after the annual meeting of shareholders in each year, the Board of Directors shall elect or appoint a President, a Secretary and a Treasurer, and it may, if it so determines, elect or appoint from among its members a Chairman of the Board and one or more Vice-Chairmen of the Board. The Board may also elect or appoint one or more Vice-Presidents, Assistant Vice-Presidents, Assistant Secretaries and Assistant Treasurers and may give any of them such further designations or alternate titles as it considers desirable. Any two or more offices may be held by the same person, except the offices of President and Secretary.

Section 4.2.  Term of Office; Resignation; Removal; Vacancies. Except as otherwise provided in the resolution of the Board of Directors electing or appointing any officer, all officers shall be elected or appointed to hold office until the meeting of the Board of Directors following the next succeeding annual meeting of shareholders. Each officer shall hold office for the term for which he is elected or appointed, and until his successor has been elected or appointed and qualified. Any officer may resign at any time by giving written notice to the Board or to the Chairman of the Board, if any, or the President or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. Any officer may be removed by the Board, with or without cause, at any time. Removal of an officer without cause shall be without prejudice to his contract rights, if any, with the Corporation, but the election or appointment of an officer shall not of itself create contract rights. Any vacancy occurring in any office of the Corporation by death, resignation, removal, or otherwise may be filled for the unexpired portion of the term by the Board.

Section 4.3.  Powers and Duties. The officers of the Corporation shall have such authority and perform such duties in the management of the Corporation as may be prescribed by the Board of Directors and, to the extent not so prescribed, as generally pertain to their respective offices, subject to the control of the Board. Securities of other corporations held by the Corporation may be voted by any officer designated by the Board and, in the absence of any such designation, by the President, any Vice-President, the Secretary or the Treasurer. The Board may require any officer, agent or employee to give security for the faithful performance of his duties.

ARTICLE V

Shares and Transfer of Shares

Section 5.1.  Forms of Share Certificates.  The shares of the Corporation may be represented by certificates or may be uncertificated shares.  Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing shares of the same class and series shall be identical.

Shares represented by certificates shall be in such forms as the Board of Directors may prescribe, signed by the Chairman or a Vice-Chairman of the Board or the President or a Vice-President and the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer, and may be sealed with the seal of the Corporation or a facsimile thereof.

The signatures of the officers upon a certificate may be facsimiles if the certificate is countersigned by a transfer agent or registered by a registrar other than the Corporation itself or its employee or if the shares are listed on a national securities exchange.  In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer at the date of issue.  Each certificate representing shares shall state upon the face thereof (1) that the Corporation is formed under the laws of the State of New York; (2) the name of the person or persons to whom issued; and (3) the number and class of shares, and the designation of the series, if any, which such certificate represents.

Within a reasonable time after the issuance of uncertificated shares, or within two business days after a transfer of uncertificated shares, the Corporation shall send a written notice to the registered owner of such shares and to any other party required by law to receive such notice.  Each such notice shall be signed by or on behalf of the Corporation and shall state (1) that the Corporation is formed under the laws of the State of New York; (2) the name of the person or persons to whom issued; (3) the number and class of shares, and the designation of the series, if any, with respect to which such notice was issued; and (4) any other information required by law to be contained therein.

Section 5.2.  Transfers of Shares.  Shares represented by certificates of the Corporation shall be transferable on the record of shareholders upon presentation to the Corporation or a transfer agent of a certificate or certificates representing the shares requested to be transferred, with proper endorsement on the certificate or on a separate accompanying document, together with such evidence of the payment of transfer taxes and compliance with other provisions of law as the Corporation or its transfer agent may require.  Uncertificated shares of the Corporation shall be transferable on the record of shareholders upon presentation to the Corporation or a transfer agent of a transfer request indicating the shares requested to be transferred, with proper endorsement on a separate accompanying document, together with such evidence of the payment of transfer taxes and compliance with other provisions of law as the Corporation or its transfer agent may require.

Section 5.3.  Lost, Stolen or Destroyed Share Certificates.  The Corporation may issue a new certificate for shares represented by certificates in place of any certificate theretofore issued by it, alleged to have been lost or destroyed, and the Corporation may require the owner of the lost or destroyed certificate, or such owner's legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss or destruction of any such certificate or the issuance of any such new certificate.

ARTICLE VI

Other Matters

Section 6.1.  Corporate Seal. The Board of Directors may adopt a corporate seal; alter such seal at pleasure, and authorize it to be used by causing it or a facsimile to be affixed or impressed or reproduced in any other manner.

                Section 6.2.  Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board of Directors.

Section 6.3.  When Notice or Lapse of Time Unnecessary. Whenever for any reason the Corporation or the Board of Directors or any committee thereof is authorized to take any action after notice to any person or persons or after the lapse of a prescribed period of time, such action may be taken without notice and without the lapse of such period of time if at any time before or after such action is completed the person or persons entitled to such notice or entitled to participate in the action to be taken or, in the case of a shareholder, his attorney-in-fact, submit a signed waiver of notice of such requirements.

Section 6.4.  Books to be Kept. The Corporation shall keep (a) correct and complete books and records of account, (b) minutes of the proceedings of the shareholders, Board of Directors and Executive Committee, if any, and (c) a current list of the directors and officers and their residence addresses; and the Corporation shall also keep at its principal office in the State of New York or at the office of its transfer agent or registrar in the State of New York, if any, a record containing the names and addresses of all shareholders, the number and class of shares held by each and the dates when they respectively became the owners of record thereof. Any of the foregoing books, minutes or records may be in written form or in any other form capable of being converted into written form within a reasonable time.

The Board of Directors may determine whether and to what extent and at what times and places and under what conditions and regulations any accounts, books, records or other documents of the Corporation shall be open to inspection, and no creditor, security holder or other person shall have any right to inspect any accounts, books, records or other documents of the Corporation except as conferred by law or as so authorized by the Board.

Section 6.5.  Interest of Directors and Officers in Transactions. In the absence of fraud, no contract or other transaction between the Corporation and one or more of its directors, or between the Corporation and any other corporation, firm, association or other entity in which one or more of its directors are directors or officers, or have a substantial financial interest, shall be either void or voidable, irrespective of whether such interested director or directors are present at the meeting of the Board of Directors, or of a committee thereof, which approves such contract or transaction and irrespective of whether his or their votes are counted for such purpose:

(1)
If the material facts as to such director’s interest in such contract or transaction and as to any such common directorship, officership or financial interest are disclosed in good faith or known to the Board of Directors, or a committee thereof, and the Board or committee approves such contract or transaction by a vote sufficient for such purpose without counting the vote of such interested director or, if the votes of the disinterested directors are insufficient to constitute an act of the Board under Section 2.4 of these by-laws, by unanimous vote of the disinterested directors; or

(2)
If the material facts as to such director’s interest in such contract or transaction and as to any such common directorship, officership or financial interest are disclosed in good faith or known to the shareholders entitled to vote thereon, and such contract or transaction is approved by vote of such shareholders.

If there was no such disclosure or knowledge, or if the vote of such interested director was necessary for the approval of such contract or transaction at a meeting of the Board or committee at which it was approved, the Corporation may avoid the contract or transaction unless the party or parties thereto shall establish affirmatively that the contract or transaction was fair and reasonable as to the Corporation at the time it was approved by the Board, a committee or the shareholders.

Notwithstanding the foregoing, no loan, except advances in connection with indemnification, shall be made by the Corporation to any director unless it is authorized by vote of the shareholders. For this purpose, shares of the director who would be the borrower shall not be shares entitled to vote.

Section 6.6.  Indemnification. The Corporation shall indemnify each person made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that such person or such person’s testator or intestate is or was a director or officer of the Corporation, or serves or served at the request of the Corporation, any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred in connection with such action or proceeding, or any appeal therein, provided that no such indemnification shall be made if a judgment or other final adjudication adverse to such person establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, and provided further that no such indemnification shall be required with respect to any settlement or other nonadjudicated disposition of any threatened or pending action or proceeding unless the Corporation has given its prior consent to such settlement or other disposition.

The Corporation may advance or promptly reimburse upon request any person entitled to indemnification hereunder for all expenses, including attorneys’ fees, reasonably incurred in defending any action or proceeding in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such person to repay such amount if such person is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced or reimbursed exceed the amount to which such person is entitled, provided, however, that such person shall cooperate in good faith with any request by the Corporation that common counsel be utilized by the parties to an action or proceeding who are similarly situated unless to do so would be inappropriate due to actual or potential differing interests between or among such parties.

Anything in these by-laws to the contrary notwithstanding, no elimination of this by-law, and no amendment of this by-law adversely affecting the right of any person to indemnification or advancement of expenses hereunder shall be effective until the 60th day following notice to such person of such action, and no elimination of or amendment to this by-law shall deprive any person of his or her rights hereunder arising out of alleged or actual occurrences, acts or failures to act prior to such 60th day.

The Corporation shall not, except by elimination or amendment of this by-law in a manner consistent with the preceding paragraph, take any corporate action or enter into any agreement which prohibits, or otherwise limits the rights of any person to, indemnification in accordance with the provisions of this by-law. The indemnification of any person provided by this by-law shall continue after such person has ceased to be a director, officer or employee of the Corporation and shall inure to the benefit of such person’s heirs, executors, administrators and legal representatives.

The Corporation is authorized to enter into agreements with any of  its directors, officers or employees extending rights to indemnification and advancement of expenses to such person to the fullest extent permitted by applicable law as it currently exists, but the failure to enter into any such agreement shall not affect or limit the rights of such person pursuant to this by-law, it being expressly recognized hereby that all directors, officers and employees of the Corporation, by serving as such after the adoption hereof, are acting in reliance hereon and that the Corporation is estopped  to contend otherwise.

In case any provision in this by-law shall be determined at any time to be unenforceable in any respect, the other provisions shall not in any way be affected or impaired thereby, and the affected provision shall be given the fullest possible enforcement n the circumstances, it being the intention of the Corporation to afford indemnification and advancement of expenses to its directors, officers and employees, acting in such capacities or in the other capacities mentioned herein, to the fullest extent permitted by law.

For purposes of this by-law, the Corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his or her duties to the Corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan, and excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered indemnifiable expenses. For purposes of this by-law, the term “Corporation” shall include any legal successor to the Corporation, including any corporation which acquires all or substantially all of the assets of the Corporation in one or more transactions.

Section 6.7.  Amendments. By-laws of the Corporation may be adopted, amended or repealed by vote of the holders of the shares at the time entitled to vote in the election of any directors. By-laws may also be adopted, amended or repealed by the Board of Directors by the vote of a majority of the directors present at a meeting of the Board at which a quorum is present, but any by-law adopted by the Board may be amended or repealed by the shareholders entitled to vote thereon as hereinabove provided.

If any by-law regulating an impending election of directors is adopted, amended or repealed by the Board of Directors, there shall be set forth in the notice of the next meeting of shareholders for the election of directors the by-law so adopted, amended or repealed, together with a concise statement of the changes made.